AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1998

                                               Registration No. 333-_________

=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                      ---------------------------------

                           NATIONAL TECHTEAM, INC.
             (Exact name of registrant, specified in its charter)

                      ---------------------------------

    DELAWARE                      7379                       38-3774613
(State or other            (Primary Standard                  (I.R.S.
jurisdiction of                Industrial                     Employer
incorporation or             Classification              Identification No.)
 organization)                  Number)

                         835 Mason Street, Suite 200
                           Dearborn, Michigan 48124
                                (313) 277-2277

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -------------------------------

                          Robert A. Hudson, Esquire
                              Berry Moorman P.C.
                             600 Woodbridge Place
                           Detroit, Michigan 48226
                                (313) 5671000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                   ---------------------------------------


                       CALCULATION OF REGISTRATION FEE

==============================================================================
TITLE OF EACH CLASS OF  AMOUNT TO      PROPOSED    PROPOSED       AMOUNT
SECURITIES TO BE        BE             MAXIMUM     MAXIMUM        OF
REGISTERED              REGISTERED     OFFERING    AGGREGATE      REGISTRATION
                                       PRICE PER   OFFERING       FEE
                                       SHARE(1)    PRICE(1)

Common Stock,           350,000        $ 8.63      $ 3,020,500    $ 891.05
par value
$.01 per share
==============================================================================
(1) The registration fee is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices on the NASDAQ National Market on May 27, 1998.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            Subject to Completion
                  Preliminary Prospectus Dated May 28, 1998

Prospectus                 NATIONAL TECHTEAM, INC.

                        350,000 Shares of Common Stock

         All of the 350,000 shares of Common Stock offered hereby (the "Shares") are being offered for the account of a shareholder (the "Selling Shareholder") of National TechTeam, Inc. (the "Company"). See "Selling Shareholder." The Selling Shareholder is a former shareholder of Capricorn Capital Group, Inc. ("Capricorn") and acquired the Shares in January, 1998, pursuant to an Agreement and Plan of Merger dated January 30, 1998, between Capricorn, the Company and TechTeam Acquisition No. 1, Inc., a wholly-owned subsidiary of the Company, pursuant to which TechTeam Acquisition No. 1, Inc. acquired all of the outstanding shares of capital stock of Capricorn. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder.

         The Company has been advised by the Selling Shareholder that the Shares may be offered or sold by or for the account of such Selling Shareholder from time to time, at prices and on terms to be determined at the time of sale, to purchasers directly or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions. From time to time the Selling Shareholder may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the Company, or derivatives thereof, and may sell and deliver the Shares in connection therewith. The Selling Shareholder and any brokers, dealers, agents or underwriters that participate with the Selling Shareholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate net proceeds to the Selling Shareholder from the sale of the Shares offered by the Selling Shareholder hereby will be the purchase price of such Shares, less any commissions, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

         The Common Stock is quoted on the NASDAQ National Market under the symbol "TEAM." On May 27, 1998, the closing price of the Common Stock was $8.50 per share.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is May 28, 1998.

                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

         In addition, the Company's Common Stock is quoted on the NASDAQ National Market System. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company hereby incorporates by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         2. The Company's Current Report on Form 8-K as filed with the SEC February 13, 1998.

         3. The Company's Current Report on Form 8-K/A as filed with the SEC April 14, 1998.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         5. The descriptions of the Company's Common Stock that are contained in the Registration Statement on Form 8-A filed by the Company to register such securities under Section 12 of the Exchange Act, File No. 0-16284, including any amendment or report filed for the purpose of updating such descriptions.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: National TechTeam, Inc., Attn: G.K. DeSantis, 835 Mason Street, Suite 200, Dearborn, Michigan 48124, telephone (313) 277-2277. In order to insure timely delivery of the documents, any request should be made by no later than five business days prior to the date on which such person must make a final investment decision.

                                 THE COMPANY

         National TechTeam, Inc. ("TechTeam" or "Company") is a leading provider of information technology ("IT") outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through two global business units: (i) Call Center Services, which provides its clients with inbound telephone support for their computer product end-users and (ii) Corporate Computer Services, which provides corporations with technical staffing (principally on-site help desk support), systems integration and instructor-led, computer-based training. TechTeam's client base includes a significant number of major corporations and many of TechTeam's clients utilize services offered by both of TechTeam's business units.

                          FORWARD-LOOKING INFORMATION

         This Prospectus incorporates by reference certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in the documents incorporated by reference, the words "anticipate", "believe", "estimate", "expect" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that are detailed below under "Risk Factors." These risks may include, without limitation, those related to concentration of revenues, management of growth, competition, reliance on key executives, attraction and retention of employees, economic conditions, international operations, user acceptance, rapid technology changes and dependence on new solutions and technological difficulties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                                 RISK FACTORS

RESTATEMENT OF FINANCIAL STATEMENTS

         In November, 1997, the Company announced it was restating its results of operations for the fourth quarter of 1996 and for the first two quarters of 1997, reflecting significant reductions in reported revenues and earnings and resulting in reporting a net loss in each of the first two quarters of 1997 and a significant reduction in net income for 1996. The cumulative effect of the restatement negatively impacts the Company's December 31, 1997 financial condition. See Notes to the Consolidated Financial Statements -- Note A, Restatement of Previously Issued Financial Statements. In addition, the Company's restated first quarter and second quarter 1997 revenues and operating results were not favorable when compared to the same 1996 quarters. The Company believes that there may continue to be a negative impact on the Company from the restatement.

LITIGATION

         Commencing in August 1997, several class action lawsuits were filed in the United States District Court for the Eastern District of Michigan against the Company and two of its officers. On January 22, 1998 those actions were consolidated into a single action. Plaintiffs in the underlying actions purport to represent various classes consisting of all persons who purchased shares of the Company's common stock during certain class periods, the longest of which is from September 27, 1996 through July 18, 1997. Plaintiffs allege in their complaints that the Company and the individual defendants engaged in a scheme to artificially inflate the price of the Company's common stock by improperly accelerating the recognition of revenue from the licensing of the Company's proprietary software. Plaintiffs assert claims against all defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder as well as claims against the individual defendants for alleged "controlling person" liability under Section 20(a) of the Securities Exchange Act. While Management believes that meritorious defenses exist to plaintiffs' claims, the disposition of this litigation could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

         In addition, the Company is subject of a related investigation initiated on September 9, 1997 by the United States Securities and Exchange Commission ("SEC"). The SEC has stated that the purpose of the investigation is to determine whether the Company may have violated certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with its recognition of revenue from the licensing of its proprietary software. This investigation is ongoing and the outcome cannot be predicted at this time, although the Company believes it has complied fully with all applicable provisions of the federal securities laws.

IMPACT OF BUSINESS WITH MAJOR CLIENTS

         Historically, TechTeam has been heavily dependent upon major clients for a substantial portion of its revenues. Any loss of (or failure to retain a significant amount of business with) its key clients could have a material adverse impact on the Company. Until 1996, Ford Motor Company ("Ford") was TechTeam's largest client. Ford accounted for 33.1%, 22.6% and 21.3% of the Company's revenue for the years ended December 31, 1995, 1996, and 1997, respectively. Ford represented significantly higher proportions of TechTeam's revenues in earlier years. In 1996, Hewlett-Packard became

TechTeam's largest client, representing 26.7% of TechTeam's revenues in that year. In 1997, Hewlett-Packard accounted for 21.3% of the Company's revenues. In the past several years, Chrysler Corporation ("Chrysler") has also become a major client, representing between 5 and 10% of the Company's total revenues. In 1997, the percentage of total revenues derived from Chrysler increased to 14.6%, and United Parcel Service became a significant client generating 6.5% of total revenues. Those clients will continue to constitute a high percentage of TechTeam's revenues for the foreseeable future. As of March 31, 1998, the OEM call center business conducted directly by TechTeam will be substantially reduced due to the scheduled termination of the two largest of its eight contracts with Hewlett-Packard. In April 1998, TechTeam, in keeping with its strategic focus on corporate help desk solutions, sold its remaining OEM call center product support business to its joint venture with General Electric.

         Management recognizes the need to diversify its client base from both a client and industry perspective. TechTeam's services are not specific to any single industry and can be beneficial to most large corporations. TechTeam's technical staffing and training programs cover most of the popular software applications and can be customized to improve the productivity of microcomputer users in most companies.

MANAGEMENT OF GROWTH

         The Company's revenues have grown from $34.3 million in 1994 to $47.1 million in 1995, $72.2 million in 1996 and $81.3 million in 1997. The Company intends to pursue the continued growth of its business; however, there can be no assurance that such growth will be achieved. The Company's future operating results will depend in part on management's ability to manage any future growth and control expenses. An unexpected decline in revenues without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is not accompanied by a corresponding increase in revenues, could have a material adverse effect on the Company's operating results.

         Although the market in which the Company participates has experienced significant growth in recent years, continued growth in the industry may be adversely impacted by, among other things, recessionary pressures or a slowdown in the rate of technological advances. A slowdown or reversal of industry growth could impact the Company's ability to grow.

COMPETITION

         The Company faces intense competition in both the call center and corporate computer services markets. In the call center market, the Company competes with other call center companies, some of which have substantially greater resources including more call center locations, greater financial resources, a larger client base and more name recognition. In the corporate computer services market, the Company competes with many entities including systems implementation firms, application software firms, staffing firms, large accounting firms, facilities management firms and computer consulting firms. Many of these firms have far greater resources, clients and name recognition than the Company.

         The Company also faces significant competition in both markets from its own clients and potential clients whose internal resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors.

CONTRACT RISKS

         The great majority of the Company's contracts are terminable without cause on short notice, often upon 90 days notice. Several other of the Company's contracts expire on set dates and may not be renewed or replaced. Terminations and non-renewals of major contracts can have a significant impact upon the Company's revenues and operating results.

RELIANCE ON KEY EXECUTIVES

         The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly William F. Coyro, Jr., the Company's founder, Chairman and Chief Executive Officer. Other than Harry A. Lewis, President and Chief Operating Officer, none of the Company's key executives are subject to employment contracts, and the Company does not maintain key-man insurance on its executives. The loss of the services of any of these key executives for any reason could have a material adverse effect on the Company's business, operating results and financial condition.

ATTRACTION AND RETENTION OF EMPLOYEES

         The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to secure and complete engagements.

PROJECT RISKS

         Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation, adversely affecting its relationship with its client, its business, operating results and financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         Variations in the Company's revenue and operating results occur from time to time as a result of a number of factors, such as the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter and employee hiring and utilization rates. The timing of revenues is difficult to forecast because the Company's sales cycle can be relatively long and may depend on factors such as the size and scope of assignments and general economic conditions.

Because a high percentage of the Company's expenses are relatively fixed, a variation in the number of clients, assignments or the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses to the Company. In addition, the Company's engagements generally are terminable by the client without penalty.

VOLATILITY OF STOCK PRICE

         The market price of the Company's common stock has fluctuated over a wide range during the past several years and may continue to do so in the future. The market price of the common stock could be subject to significant fluctuations in response to various factors or events, including, among other things, the depth and liquidity of the trading market of the common stock, quarterly variations and actual anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry in which the Company competes, announcements by competitors, regulatory actions, litigation including class action litigation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies. As result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the common stock.

CYCLICALITY

         Certain of the Company's clients and potential clients are in industries, such as the automobile and financial services industries, that experience cyclical variations in profitability, which may in turn affect their willingness or ability to fund systems projects such as those for which the Company may be engaged. The Company's experience indicates, however, that competitive pressures in cyclical industries could compel businesses to undertake projects even during periods of losses or reduced profitability.

INTERRUPTION OF TELECOMMUNICATIONS SERVICES

         The Company's operations are dependent on its ability to protect its call centers against damage from fire, power loss, telecommunications failure or similar event. The Company has taken precautions to protect itself from events that could interrupt its operations, including off-site storage of back-up data, contractual arrangements for back-up facilities with a leading disaster recovery services company and Halon fire suppression systems in the data centers (which are designed to extinguish a fire without damaging computer equipment). No assurance can be given that such precautions will be adequate, and operations may still be interrupted, even for extended periods. In addition, the on-line services provided by the Company are dependent on telecommunications links to the regional Bell operating companies for which the Company currently has no back-up. Any damage to call centers or any failure of the Company's telecommunication links that cause interruptions in the Company's operations could have a material adverse effect on the Company's business, operating results or financial condition. The Company's property and business interruption insurance with current limits of $2 million may not be adequate to compensate the Company for all losses that may occur.

GROWTH THROUGH ACQUISITIONS AND NEW PRODUCTS

         The Company's business strategy includes growth through acquisitions of businesses and technology sources complementary to the Company's business. The Company has acquired several significantly smaller companies in the past and believes that it has been successful in integrating the acquired assets and businesses into the Company's operations. There can be no assurance, however, that future acquisitions will be consummated on acceptable terms or that any acquired assets or business will be successfully integrated into the Company's operations. Further, acquisitions may involve special risks such as diversion of management's attention, unanticipated events, legal liabilities and amortization of intangibles, any of which could have an adverse effect on the Company's operations and earnings.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         Certain risks are inherent in the Company's business strategy, which includes plans for the global expansion of its operations. Among other things, the Company may encounter difficulties in marketing, selling and delivering its services due to differences in cultures, languages, labor and employment policies and differing political and social systems. In addition, the Company may encounter significant effects on its operations and financial condition as a result of currency fluctuations and differing tax laws.

RAPID TECHNOLOGICAL CHANGES; DEPENDENCE ON NEW SOLUTIONS

         The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY RIGHTS

         The Company's success is dependent upon certain methodologies it utilizes in designing, installing and integrating computer software and information systems and other proprietary intellectual property rights. The Company's business includes the development of custom software in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company also develops certain foundation and application software products, or software "tools", which remain the property of the Company.

         The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

         Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses of the intellectual property that is the subject of asserted infringement.


                               USE OF PROCEEDS

         The Company will receive no proceeds from the sale of Shares by the Selling Shareholder.


                             SELLING SHAREHOLDER

         As of May 27, 1998, the Company had 16,502,433 shares of Common Stock outstanding. The Selling Shareholder is a former holder of shares of Capricorn Capital Group, Inc. ("Capricorn") who acquired the Shares in January, 1998, pursuant to an Agreement and Plan of Merger dated January 30, 1998, between Capricorn, the Company and TechTeam Acquisition No. 1, Inc., a wholly-owned subsidiary of the Company, pursuant to which TechTeam Acquisition No. 1, Inc. acquired all of the outstanding shares of capital stock of Capricorn.

         The following table sets forth certain information regarding the Common Stock owned by the Selling Shareholder as of May 27, 1998, and after the sale of all of the Shares offered by him hereby. The Selling Shareholder has sole voting and investment power with respect to the shares of Common Stock. The Selling Shareholder holds less than one percent of the Company's outstanding Common Stock. Assuming the sale of all shares being offered, the Selling Shareholder will hold less than one percent of the Company's outstanding Common Stock after the offering.

=============================================================================
Name of Beneficial   Shares Owned   Shares   Shares Owned   Percentage Owned
      Owner            Prior to     Being       After             After
                       Offering    Offered    Offering(1)     Offering (1)
-----------------------------------------------------------------------------
David M. Sachs         500,000     350,000     150,000        Less than 1%
                       -------     -------     -------        ------------
-----------------------------------------------------------------------------
Totals                 500,000     350,000     150,000        Less than 1%
=============================================================================

(1) Assumes the sale of all of the Shares offered by the Selling Shareholder.

                             PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholder that such Selling Shareholder may sell all or a portion of the Shares offered by such Selling Shareholder hereby from time to time through the NASDAQ National Market. The Selling Shareholder may also make private sales to purchasers directly or to or through a broker or brokers. Alternatively, the Selling Shareholder may from time to time offer the Shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholder and/or the purchasers of the Shares for whom they act as agent. From time to time the Selling Shareholder may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the Company, or derivatives thereof, and may sell and deliver the Shares in connection therewith. The distribution of the Shares may be effected from time to time in one or more transactions that may take place through the NASDAQ National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the number of Shares to be sold, the purchase price, the name of any such agent, broker, dealer or underwriters and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Shareholder from the sale of the Shares offered by the Selling Shareholder hereby will be the purchase price of such Shares, less any commissions, if any, and other expenses of issuance and distribution not borne by the Company.

         The Selling Shareholder and any brokers, dealers, agents or underwriters that participate with the Selling Shareholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to bear all expenses (other than any commissions or discounts of underwriters, dealers or agents or brokers' fees and the fees and expenses of their counsel) in connection with the registration of the Shares being offered by the Selling Shareholder hereby.

         No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares to which this Prospectus relates.

         Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholder will sell any or all of the Shares. The Selling Shareholder may transfer, devise or gift such shares by other means not described herein.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Berry Moorman P.C., of Detroit, Michigan. Robert A. Hudson, a stockholder of Berry Moorman P.C., beneficially owns 17,700 shares of Common Stock.

                                   EXPERTS

         The consolidated financial statements of National TechTeam, Inc. for the year ended December 31, 1997 appearing in National TechTeam Inc.'s Annual Report (Form 10-K) dated March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES OR EXCHANGES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

TABLE OF CONTENTS                                                    Page

Available Information                                                   2
Incorporation of Certain Documents by Reference                         2
Forward-Looking Information                                             3
The Company                                                             4
Use of Proceeds                                                         4
Selling Shareholder                                                     4
Plan of Distribution                                                    5
Legal Matters                                                           6
Experts                                                                 6

                                350,000 Shares

                           NATIONAL TECHTEAM, INC.

                                 Common Stock



                                  PROSPECTUS



                                 May 28, 1998

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Legal Proceedings

         From time to time, the Company is involved in litigation incidental to its business.

         The Company and two of its officers, William F. Coyro Jr. and Lawrence A. Mills, have been named as defendants in a putative consolidated class action filed in the United States District Court for the Eastern District of Michigan. On January 22, 1998 four original actions, all filed between August 27 and October 24, 1997, were consolidated into a single action. Plaintiffs in the underlying actions purport to represent various classes consisting of all persons who purchased shares of the Company's common stock during certain class periods, the longest of which was from September 27, 1996 through July 18, 1997. Plaintiffs allege in their complaints that the Company and the individual defendants engaged in a scheme to artificially inflate the price of the Company's common stock by improperly accelerating the recognition of revenue from the licensing of the Company's proprietary software. Plaintiffs assert claims against all defendants for alleged violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, as well as claims against the individual defendants for alleged "controlling person" liability under Section 20(a) of the Securities Exchange Act. The Company and the individual defendants believe that they have meritorious defenses to plaintiffs' claims, and they intend to defend the action vigorously. However, because of the early stage of this litigation, it is impossible to predict the outcome of the litigation or a range of possible recovery, if any, by the plaintiffs. Accordingly, no provision for any such liability or the costs of defense has been made in the accompanying financial statements. The Company believes that these costs will be covered, at least in part, by insurance.

         In addition, the Company is the subject of a related investigation initiated on September 9, 1997 by the United States Securities and Exchange Commission ("SEC"). The SEC has stated that the purpose of investigation is to determine whether the Company may have violated certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with its recognition of revenue from the licensing of its proprietary software. This investigation is ongoing and the outcome cannot be predicted at this time, although the Company believes it has complied fully with all applicable provisions of the federal securities laws.

Item 14. Other Expenses of Issuance and Distribution

         SEC Registration Fee                        $      891.05
         Printing expenses                           $        0.00 *
         Legal fees and expenses                     $    2,500.00 *
         Blue Sky fees and expenses                  $        0.00
         Accounting fees and expenses                $    2,250.00 *
         Miscellaneous                               $        0.00 *
         Total                                       $    5,641.05
                                                     =============

*Estimated

         The Company will pay all expenses of the offering other than any brokerage commissions and transfer taxes.

Item 15. Indemnification of Directors and Officers

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by such person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of Delaware provides for the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the extent permitted by Delaware law.

         The Company maintains a policy of directors and officers liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16. Exhibits

5.1      Opinion of Berry Moorman P.C.
23.1     Consent of Ernst & Young LLP.
23.2     Consent of Berry Moorman P.C. (included in Exhibit 5.1).

Item 17. Undertakings

         The undersigned registrant hereby undertakes that:

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (4) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dearborn, State of Michigan, on the 21st day of May, 1998.

                                        NATIONAL TECHTEAM, INC.,
                                        a Delaware corporation




                                  By:   /s/ William F. Coyro, Jr., Chairman


                              POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William F. Coyro, Jr. and Lawrence A. Mills, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                  Title                   Date
---------                                  -----                   ----


Principal Executive Officer:

/s/ William F. Coyro, Jr.        Chairman, Chief Executive      May 14, 1998
                                 Officer

Principal Financial and
  Accounting Officer:

/s/ Lawrence A. Mills             Chief Financial Officer,      May 14, 1998
                                  Treasurer, Secretary and
                                  Senior Vice President


/s/ Wallace D. Riley              Director                      May 14, 1998




/s/ Richard G. Somerlott          Director                      May 14, 1998




/s/ Leroy H. Wulfmeier, III       Director                      May 21, 1998




/s/ Kim A. Cooper                 Director                      May 21, 1998

INDEX OF EXHIBITS

Exhibit                                              Page Number
-------                                              -----------

5.1      Opinion of Berry Moorman P.C.               II-7

23.1     Consent of Ernst & Young LLP.               II-8

23.2     Consent of Berry Moorman P.C.              (included in Exhibit 5.1)